EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement on Form S-11 (No. 333-191322) of our report dated March 13, 2013 (September 23, 2013, as to the effects of the change of the name of the Company described in Note 14 and October 25, 2013, as to the effects of the ten-to-one reverse stock split and stock dividend described in Note 1) relating to the consolidated financial statements of CatchMark Timber Trust, Inc., formerly Wells Timberland REIT, Inc., and its subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Prospectus Summary—Summary Consolidated Financial Data,” “Selected Consolidated Financial Data,” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 22, 2013